Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-279108

Prospectus Supplement No. 1

(To Prospectus dated May 24, 2024)

Lotus Technology Inc.

15,037,030 AMERICAN DEPOSITARY SHARES UNDERLYING WARRANTS,

680,957,495 AMERICAN DEPOSITARY SHARES AND

5,486,784 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 27, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-279108), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on May 29, 2024. The Prospectus relates to (i) the issuance by Lotus Technology Inc. of up to 15,037,030 Ordinary Shares upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 680,957,495 Ordinary Shares (including 5,486,784 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 5,486,784 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ADSs and Warrants are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the trading symbols “LOT” and “LOTWW,” respectively. On May 28, 2024, the closing price of our ADSs on Nasdaq was $10.9 per share, and the closing price of our Warrants on Nasdaq was $0.59 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 29, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-

16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2024

Commission File Number: 001-41970

Lotus Technology Inc.

(Translation of registrant’s name into English)

No. 800 Century Avenue

Pudong District, Shanghai, People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release – Lotus Technology Reports Unaudited First Quarter 2024 Financial Result
99.2	Presentation – 1st Quarter 2024 Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lotus Technology Inc.

By	:	/s/ Alexious Kuen Long Lee
Name	:	Alexious Kuen Long Lee
Title	:	Director and Chief Financial Officer

Date: May 29, 2024

Exhibit 99.1

Lotus Technology Reports Unaudited First Quarter 2024 Financial Result

•	Lotus Tech recorded revenue of $173 million and gross profit margin of 18%

•	Delivered approximately 2,194 vehicles[1], with global markets outside China contributing over 75% of total deliveries

•	Revealed luxury customized editions of classic sportscar and BEV lifestyle models

New York – May 29, 2024 – Lotus Technology Inc. ("Lotus Tech" or the "Company")(Nasdaq: LOT), a leading global luxury electric vehicle maker, today announced its unaudited financial result for the first quarter ended March 31, 2024.

The Company achieved total revenue of $173 million in the quarter, a year-on-year growth of 811% and a gross profit margin of 18%, powered by an asset-light model and high-margin businesses including R&D services and accessories. The Company successfully launched its Chapman Bespoke service in the first quarter of 2024, providing premium customization to Lotus vehicles.

Lotus Tech delivered a total of 2,194 vehicles in the first quarter. The Company began deliveries of Emeya in China, its first electric hyper-grand tourer, and further expanded its product portfolio to four models. In the China market where the Company operates a direct-to-customer sales model, the deliveries in the first quarter had a year-on-year growth of over 100%. Customer deliveries of Emira, the brand’s ICE sports car manufactured in the UK, also commenced in the US at the beginning of this year.

Global markets outside China contributed over 75% of the company’s deliveries in the first quarter. With a global sales network of over 200 stores in prime locations around the world, the Company continues to leverage its global distribution footprint for international expansion. After China and Europe, the Company began taking orders for Eletre in more than 10 new markets across the Middle East, Asia and the Americas in the first quarter. Lotus Tech also expects to begin expanding Emeya sales to new markets in the third quarter of the year.

"Through our unwavering commitment to innovation and excellence, we are making steady progress on delivering Lotus Tech’s Vision80 plan," said Lotus Tech CEO Qingfeng Feng. "Our global strategy continues to drive growth and success as we expand our presence and sales across key luxury markets worldwide. We are encouraged by the positive feedback received in these new markets and look forward to rolling out new models to new geographies throughout the year."

Operational and Financial Summaries

The below tables summarize key operational results for the three months ended March 31, 2024.

Deliveries1 by model type

	1Q 2024	1Q 2023	% Change (YoY)	FY2023
Lifestyle vehicles	1,047	236	344%	4,361
Sportscars	1,147	28	-	2,609
Total	2,194	264	731%	6,970

1 Invoiced deliveries, including commissioned deliveries.

The below table summarizes key preliminary financial results for the three months ended March 31, 2024.
(in millions of U.S. dollars, unaudited)

	1Q 2024	1Q 2023	% Change (YoY)	FY2023
Revenue	173	19	811%	679
Cost of Revenues	143	19	653%	577
Gross profit	30	0.2	-	102
Gross margin	18%	1%	-	15%
Operating loss	(233)	(162)	44%	(736)
Net Loss	(258)	(160)	61%	(750)
Adjusted EBITDA*	(204)	(154)	32%	(693)

*Non-GAAP measure. See Appendix C for details and a reconciliation of adjusted metrics to the nearest GAAP measure.

Recent Developments

•	Global Premiere of Emeya Blossom Limited Edition: In April, the Company revealed the Chapman Bespoke limited collection Emeya Blossom, a luxuriously customized vehicle integrating Colin Chapman’s charm into its design concept. This collection features rare gradient painting and 42 natural sapphires on the instrument panel, which garnered significant attention from viewers at the Beijing Auto Show.

•	Beijing International Automotive Exhibition: The Company showcased limited editions of Lotus vehicles including the Evija Fittipaldi, Eletre Type 79, Emira Tailor Made, Type 66 as well as Emeya Blossom, which received a high level of customer interest during the 10-day exhibition.

•	Charging Solutions: Lotus Tech entered into a strategic partnership with NIO on battery charging, granting Lotus Tech vehicles with access to NIO’s network of over 2,000 charging stations across China.

•	ESG: In May, the Company published its annual 2023 Environmental, Social, and Governance (ESG) report, which outlined its achievements in building a green value chain, leading clean mobility, and upholding business integrity through the efforts in information security and privacy protection as well as in community support.

Conference Call

Lotus Tech management will host an earnings conference call at 8:00 AM U.S. Eastern Time on Wednesday, May 29, 2024 (14:00 Central European Time / 20:00 China Standard Time on May 29, 2024) to discuss financial results and answer questions from investors and analysts.

For participants who wish to join the webcast, please register at https://edge.media-server.com/mmc/p/gwuvrehk

Following completion of the call, audio replay will be available on the Company’s investor relations website: https://ir.group-lotus.com/.

For participants who wish to join the call by phone, please register at https://register.vevent.com/register/BI205823e15f3a49cdb5ade4789837bb8c

– END –

About Lotus Technology

Lotus Technology Inc. has operations across the UK, the EU and China. The Company is dedicated to delivering luxury lifestyle battery electric vehicles, with a focus on world-class R&D in next-generation automobility technologies such as electrification, digitalisation and more. For more information about Lotus Technology Inc., please visit www.group-lotus.com.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, including adjusted net loss and adjusted EBITDA in evaluating its operating results and for financial and operational decision-making purposes. Adjusted net loss represents net loss excluding share-based compensation expenses, and such adjustment has no impact on income tax. Lotus Tech defines adjusted EBITDA as net loss excluding interest income, interest expense, income tax expenses, depreciation of property, equipment and software, and share-based compensation expenses. The Company believes that the non-GAAP financial measures help identify underlying trends in its business and enhance the overall understanding of the Company’s past performance and future prospects. The Company also believes that the non-GAAP financial measures allow for greater visibility with respect to key metrics used by the Company’s management in its financial and operational decision-making.

The non-GAAP financial measures are not presented in accordance with U.S. GAAP and may be different from non-GAAP methods of accounting and reporting used by other companies. The non-GAAP financial measures have limitations as analytical tools and when assessing the Company’s operating performance, investors should not consider them in isolation, or as a substitute for financial information prepared in accordance with U.S. GAAP. The Company encourages investors and others to review its financial information in its entirety and not rely on a single financial measure. The Company mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating the Company’s performance. For more information on the non-GAAP financial measures, please see "Appendix C – Unaudited Reconciliation of GAAP and Non-GAAP Results (Adjusted net loss/Adjusted EBITDA)" set forth at the end of this press release.

Forward-Looking Statements

This press release contains statements that may constitute "forward-looking" statements pursuant to the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential", "forecast", "plan", "seek", "future", "propose" or "continue", or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology. Forward-looking statements involve inherent risks and uncertainties, including those identified in the Company’s filings with the U.S. Securities and Exchange Commission. All information provided in this press release is as of the date of this press release, and Lotus Tech undertakes no obligation to update any forward-looking statement, except as required under applicable law."

Contact Information

For investor inquiries

Demi Zhang

ir@group-lotus.com

For media inquiries

Brunswick Group

Lotustechmedia@brunswickgroup.com

Appendix A

Lotus Technology Inc.

Unaudited Consolidated Balance Sheets

(All amounts in thousands)

	As of
	Mar 31, 2024	Dec 31, 2023
	US$	US$
ASSETS
Current assets
Cash	232,859	418,941
Restricted cash	275,657	7,873
Securities pledged to an investor	187,568	-
Accounts receivable – third parties, net	78,293	76,664
Accounts receivable – related parties, net	67,784	22,430
Inventories	368,514	265,190
Prepayments and other current assets – third parties, net	87,961	63,870
Prepayments and other current assets – related parties, net	34,085	28,744

Total current assets	1,332,721	883,712

Non-current assets
Restricted cash	1,154	321
Investment securities – related parties	2,063	3,326
Securities pledged to an investor	309,613	-
Loans receivable from a related party	202,969	-
Property, equipment and software, net	352,329	354,617
Intangible assets	116,359	116,360
Operating lease right-of-use assets	168,442	173,103
Other non-current assets – third parties	55,146	50,533
Other non-current assets – related parties	2,701	2,706

Total non-current assets	1,210,776	700,966

Total assets	2,543,497	1,584,678

Lotus Technology Inc.

Unaudited Consolidated Balance Sheets (cont’d)

(All amounts in thousands)

	As of
	Mar 31, 2024	Dec 31, 2023
	US$	US$
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
Short-term borrowings – third parties	462,801	226,772
Accounts payable – third parties	50,418	20,123
Accounts payable – related parties	394,185	340,419
Contract liabilities – third parties	62,118	44,184
Contract liabilities – related parties	227	-
Operating lease liabilities – third parties	16,186	16,760
Accrued expenses and other current liabilities – third parties	412,910	419,422
Accrued expenses and other current liabilities – related parties	303,669	290,686
Exchangeable notes	-	378,638
Convertible notes	-	20,277

Total current liabilities	1,702,514	1,757,281

Non-current liabilities
Contract liabilities – third parties	6,468	6,245
Operating lease liabilities – third parties	88,268	91,929
Operating lease liabilities – related parties	11,735	12,064
Put option liabilities – third parties	169,808	-
Put option liabilities – related parties	38	11,884
Exchangeable notes	76,371	75,678
Convertible notes	80,692	81,635
Warrant liabilities	7,287	-
Deferred income	270,396	270,097
Other non-current liabilities – third parties	108,560	103,403
Other non-current liabilities – related parties	1,561	1,634

Total non-current liabilities	821,184	654,569

Total liabilities	2,523,698	2,411,850

Lotus Technology Inc.

Unaudited Consolidated Balance Sheets (cont’d)

(All amounts in thousands)

	As of
	Mar 31, 2024	Dec 31, 2023
	US$	US$
MEZZANINE EQUITY
Series Pre-A Redeemable Convertible Preferred Shares	-	184,509
Series A Redeemable Convertible Preferred Shares	-	199,021

Total mezzanine equity	-	383,530

SHAREHOLDERS’ EQUITY (DEFICIT)
Ordinary shares	7	21
Additional paid-in capital	1,848,517	358,187
Accumulated other comprehensive income	23,677	25,267
Accumulated deficit	(1,846,642)	(1,588,773)

Total shareholders' equity (deficit) attributable to ordinary shareholders	25,559	(1,205,298)
Noncontrolling interests	(5,760)	(5,404)
Total shareholders' equity (deficit)	19,799	(1,210,702)

Total liabilities, mezzanine equity and shareholders' equity (deficit)	2,543,497	1,584,678

Appendix B

Lotus Technology Inc.

Unaudited Consolidated Statements of Comprehensive Loss

(All amounts in thousands, except for share and per share data)

	For the Three Months Ended
	Mar 31, 2024	Mar 31, 2023
	US$	US$
Revenues:
Sales of goods	160,784	16,483
Service revenues	12,298	2,638
Total revenues	173,082	19,121
Cost of revenues:
Cost of goods sold	(139,273)	(16,551)
Cost of services	(3,495)	(2,393)
Total cost of revenues	(142,768)	(18,944)
Gross profit	30,314	177
Operating expenses:
Research and development expenses	(104,692)	(65,494)
Selling and marketing expenses	(103,489)	(51,776)
General and administrative expenses	(56,970)	(45,284)
Government grants	1,519	605
Total operating expenses	(263,632)	(161,949)
Operating loss	(233,318)	(161,772)
Interest expenses	(3,947)	(434)
Interest income	1,665	2,769
Investment loss, net	(1,394)	(2,163)
Share of results of equity method investments	201	(465)
Foreign currency exchange gains (losses), net	(6,667)	3,062
Changes in fair values of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes, excluding impact of instrument-specific credit risk	8,404	(2,535)
Changes in fair values of warrant liabilities	4,853	-
Changes in fair values of put option liabilities	(27,880)	1,874
Loss before income taxes	(258,083)	(159,664)
Income tax (expense) benefit	(142)	89
Net loss	(258,225)	(159,575)
Less: Net loss attributable to noncontrolling interests	(356)	(1,918)
Net loss attributable to ordinary shareholders	(257,869)	(157,657)
Accretion of Redeemable Convertible Preferred Shares	(2,979)	(7,248)
Net loss available to ordinary shareholders	(260,848)	(164,905)
Loss per ordinary share
—Basic and diluted	(0.47)	(0.35)
Weighted average number of ordinary shares outstanding used in computing net loss per ordinary share
—Basic and diluted	558,429,003	474,621,603

Lotus Technology Inc.

Unaudited Consolidated Statements of Comprehensive Loss (cont’d)

(All amounts in thousands, except for share and per share data)

	For the Three Months Ended
	Mar 31, 2024	Mar 31, 2023
	US$	US$
Net loss	(258,225)	(159,575)

Other comprehensive loss:
Fair value changes of mandatorily redeemable noncontrolling interest, exchangeable notes and convertible notes due to instrument-specific credit risk, net of nil income taxes	(175)	(1,042)
Foreign currency translation adjustment, net of nil income taxes	(1,415)	(7,037)

Total other comprehensive loss	(1,590)	(8,079)

Total comprehensive loss	(259,815)	(167,654)
Less: Total comprehensive loss attributable to noncontrolling interests	(356)	(1,918)
Total comprehensive loss attributable to ordinary shareholders	(259,459)	(165,736)

Appendix C

Lotus Technology Inc.

Unaudited Reconciliation of GAAP and Non-GAAP results (Adjusted net loss/Adjusted EBITDA)

(All amounts in thousands)

	For the Three Months Ended
	Mar 31, 2024	Mar 31, 2023
	US$	US$
Net loss	(258,225)	(159,575)
Share-based compensation expenses	35,323	-
Adjusted net loss	(222,902)	(159,575)

Net loss	(258,225)	(159,575)
Interest expenses	3,947	434
Interest income	(1,665)	(2,769)
Income tax expense(benefit)	142	(89)
Depreciation	16,174	7,604
Share-based compensation expenses	35,323	-
Adjusted EBITDA	(204,304)	(154,395)

Exhibit 99.2

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ⚫⚫

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ⚫⚫⚫

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 •••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ••••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ••••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ••••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 •••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ••••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ••••••••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ⚫⚫

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ⚫⚫⚫

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 •••• ••

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 “ ”

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ▪▪▪▪ ▪▪▪▪ ▪▪▪▪

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184 ‒‒ ‒‒ ‒‒ ‒‒ ‒‒

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184

R: 255 G: 255 B: 255 R: 242 G: 241 B: 240 R: 255 G: 247 B: 102 R: 255 G: 249 B: 153 R: 193 G: 192 B: 191 R: 247 G: 246 B: 246 R: 252 G: 252 B: 252 R: 114 G: 114 B: 114 R: 184 G: 184 B: 184